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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements ((i) Form S-8 No. 2-76082, (ii) Form S-8 No. 2-82186, (iii) Form S-3 No. 33-37187,
(iv) Form S-8 No. 33-48363, (v) Form S-8 No. 33-79146) of our report dated
March 22, 1996 with respect to the consolidated balance sheets of Atari Games Corporation (dba Time Warner Interactive) as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1995, the nine months ended December 31, 1994 and the year ended March 31, 1994 included in this Current Report on Form 8-K dated March 29, 1996 of WMS Industries Inc.

                                       ERNST & YOUNG LLP

Walnut Creek, California
April 11, 1996